EXHIBIT 99.1

Pennichuck Corporation Comments On Gabelli Research Report

Company Concurs That 'Alternative Solution' to Eminent Domain Dispute May Have Merit

MERRIMACK, N.H., Oct. 10, 2008 (GLOBE NEWSWIRE) -- Pennichuck Corporation (Nasdaq:PNNW) today commented on a September 3, 2008 research report issued by Gabelli & Company, Inc. ("Gabelli") regarding the Company (the "Gabelli Report"). Based on Schedule 13D filings to-date with the Securities and Exchange Commission, Gabelli beneficially owns approximately 14% of Pennichuck's outstanding common shares.

Background

As previously reported, in July 2008, the New Hampshire Public Utilities Commission ("NHPUC") issued its order in the longstanding eminent domain dispute between the Company and the City of Nashua, New Hampshire. The NHPUC ruled that the taking of the operating assets of the Company's Pennichuck Water Works, Inc. regulated utility subsidiary ("PWW") is in the public interest provided certain conditions are met and that the price to be paid for such assets is $203 million. The NHPUC also established a number of conditions to its finding, including that the City place an additional $40 million into a mitigation fund to protect the interests of the customers of the Company's other two regulated utilities. In response to this order, the Company and the City have filed motions for rehearing before the NHPUC, and the Company has announced that, if necessary, it will consider an appeal to the New Hampshire Supreme Court. If the City's right to take the utility assets is ultimately upheld, its aldermanic board would then still have to decide whether or not to proceed with the taking, assuming the City is able to finance the purchase.

Gabelli Report

Gabelli did not consult with the Company in preparing the Gabelli Report, and the Company does not endorse or adopt any statement in the Gabelli Report. In the interest of assisting the Company's investors in their evaluation of the Gabelli Report, the Company has decided that it is necessary to quote at length in this press release from the Gabelli Report.

The Gabelli Report states, among other things, that the NHPUC:

"set the value of PWW at $243 million, or $57 per share, which includes a $40 million reserve fund to mitigate increased expenses at the two other regulated utilities owned by Pennichuck Corporation."

The Gabelli Report thereafter states that:

"our (Gabelli's) valuation of PNNW from a shareholder's perspective if the city takes PWW through eminent domain ...(is) $31.04 (per share)."

The Gabelli Report then advances "an alternative solution to eminent domain," suggesting that:

"Instead of paying $203 million for PWW (and paying an additional $40 million into the mitigation reserve), Nashua should offer $203 million for the entire company. This would equate to $143 million, or $33 per share, for the equity. Such a deal could be completed within a few months, enhancing value for both sides."

Regarding this "alternative solution," the Gabelli Report states that it would result in Nashua getting more assets (including undeveloped landholdings that would not be included in an eminent domain taking) for less money (as compared to an eminent domain taking based on the July 2008 order issued by the NHPUC), while, concurrently, the shareholders of the Company would receive an amount per share that is "$2 higher than from eminent domain" (i.e., $33 versus $31 per share). The report closes with a recommendation that "Management should work with the city government to sell the company" and goes on to state that "We (Gabelli) believe that all stakeholders, including the people of Nashua and the shareholders of Pennichuck, would benefit from the city buying (the stock of) Pennichuck Corp. rather than just the Pennichuck Water Works asset(s)."

Pennichuck Comments Regarding Gabelli Report

In arriving at the $57 per share, Gabelli simply divides the $243 million payment (currently ordered by the NHPUC to be paid to PWW for its operating assets and to fund the mitigation reserve) by the number of PNNW common shares outstanding. There is no justification for calculating a per share value for PNNW in this manner. Since the payment by the City under eminent domain would be made to PWW for its operating assets, the $57 calculation ignores a potential corporate-level income tax liability from such sale, and it ignores the requisite retirement of outstanding corporate debt. It also ignores the fact that $40 million of the $243 million is to be paid into a mitigation fund to protect the interests of the customers of the Company's other two regulated utilities and, as such, would not be available for distribution to PNNW shareholders. Finally, the $57 calculated amount is also dependent on unfounded assumptions regarding the realizable after-tax proceeds from the disposition of PNNW's remaining assets (the "Realizable Remaining Asset Values") after an eminent domain taking. For these reasons, the $57 per share calculation is of no relevance to any economic analysis of the consequences of an eminent domain taking.

In fact, the Gabelli Report effectively acknowledges the irrelevance of the $57 per share amount by virtue of its calculation of the $31.04 per share amount, which it describes as "our valuation of PNNW from a shareholder's perspective if the city takes PWW through eminent domain." Hereto, however, Gabelli's calculation seems to miss the mark, in substantial part because the $31.04 per share calculation also depends on unfounded assumptions regarding Realizable Remaining Asset Values. Additionally, the $31.04 calculation ignores a number of obligations that would have to be satisfied as part of a winding up and orderly liquidation of PNNW, including, but not limited to, the funding of employee benefit plans (e.g., the Company's defined-benefit pension plan), debt prepayment penalties, the payment of severance obligations and the payment of professional fees. Upon taking all these additional factors into account, it is the view of the Company that a taking of the operating assets of PWW by eminent domain pursuant to the order issued by the NHPUC in July 2008 would likely not be in the best interests of PNNW's shareholders. Based on this assessment, the Company has filed the motion for rehearing with the NHPUC and, if necessary, will consider an appeal to the New Hampshire Supreme Court.

Regarding the "alternative solution to eminent domain" suggested in the Gabelli Report, the Company concurs that it may have conceptual merit. In fact, the Company has long recognized the potential merit of this alternative approach as evidenced by its active support of the successful enactment in 2007 of state legislation allowing the City of Nashua to purchase and hold PNNW stock. Furthermore, the Company has repeatedly stated that it remains willing to consider any future comprehensive settlement proposals from Nashua. To our knowledge, however, none are currently pending.

Although not explicitly stated in its report, Gabelli's "alternative solution" assumes that no corporate-level income tax would be triggered in connection with a purchase of PNNW shares by Nashua. While that certainly would be true from the perspective of what would then be the former shareholders of PNNW, whether it would also be true for the City of Nashua would depend on the post-acquisition relationship between Nashua and the PNNW entities and perhaps other factors.

Commenting on Gabelli's "alternative solution," Duane C. Montopoli, Pennichuck's President & Chief Executive Officer, said, "We look forward to the possibility of engaging in further comprehensive settlement discussions with the City of Nashua aimed at resolving our dispute outside of eminent domain. Nevertheless, I must caution Pennichuck stakeholders that should such discussions occur in the future, a comprehensive settlement would require the negotiation and resolution of many complex issues, and therefore, there can be no assurance that Nashua and Pennichuck would ultimately be able to reach a settlement agreement. Moreover, in addition to the approval of two-thirds of Nashua's Board of Aldermen, a definitive settlement agreement could also be subject to approval by the NHPUC and, depending on the terms of any settlement, Pennichuck shareholders."

The Company generally does not intend to comment further on the status or substance of settlement discussions, should they occur in the future, unless and until a definitive settlement agreement is entered into.

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company's real estate operations are involved in the ownership, management and commercialization of real estate in southern New Hampshire.

Pennichuck Corporation's common stock trades on the Nasdaq Global Market under the symbol "PNNW." The Company's website is at www.pennichuck.com.

This news release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the timing and results of a rehearing before the New Hampshire Public Utilities Commission regarding its recent eminent domain order (the "Eminent Domain Order") in favor of the City of Nashua, New Hampshire; the timing and results of a possible appeal to the New Hampshire Supreme Court regarding the Eminent Domain Order; the impact of an eminent domain taking by Nashua on business operations and net assets; legislation and/or regulation and accounting factors affecting Pennichuck Corporation's financial condition and results of operations; the availability and cost of capital, including the impact on our borrowing costs of changes in interest rates; and the impact of weather. Investors are encouraged to access Pennichuck Corporation's annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation's forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statement.

CONTACT:  Pennichuck Corporation
          Thomas C. Leonard, Senior Vice President and
           Chief Financial Officer
          603-913-2300
          Fax: 603-913-2305